Exhibit 10.17

PURCHASE AND SALE AGREEMENT

by and between

PENNACO ENERGY, INC. (“Seller”)

and
PRB ENERGY, INC. (“Purchaser”)

As of May 1, 2006

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of May 1, 2006, by and between Pennaco Energy, Inc., a Delaware corporation (“Seller”), and PRB Energy, Inc., a Colorado corporation (“Purchaser” and, together with Seller, the “Parties”).

RECITALS:

A.            Seller owns and operates the wells, leases and other assets in the Powder River Basin of Wyoming defined in Section 2.2 hereof.

B.            Seller desires to sell and Purchaser desires to purchase all of Seller’s right, title and interest in and to the Assets, in accordance with and subject to the terms and conditions set forth herein.

IN CONSIDERATION OF the above recitals, the benefits to be derived by each party under this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller hereby agree as follows:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.

“Governmental Authority” means the United States and any tribal, state, county, city or other political subdivision, agency, court or instrumentality.

“Knowledge” means with respect to a Person, the actual knowledge of that Person and, where such Person is a business entity, means the actual knowledge of each of the supervisory personnel, officers, directors and managers of such entity, in all cases, without need for additional inquiry.

“Legal Requirement” means applicable common law and any statute, ordinance, code, law, rule, regulation, order, judgment, decree, requirement or procedure enacted, adopted, promulgated, applied or followed by, or any agreement entered into by, any Governmental Authority in force and effect on the date hereof or on the Closing Date as defined in subsection 8.1 below (including, without limitation, any Legal Requirement regarding building, zoning, subdivision, land use or other similar legal requirements).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Permitted Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means a material adverse effect exceeding $50,000 in value on the condition (financial or otherwise), business, assets or results of operations of the Assets (other than the Excluded Assets).

“Ordinary Course of Business” means the ordinary course of the business of Seller with respect to the Assets consistent with Seller’s past practice and custom.

“Permit” means each license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to the Assets.

“Permitted Liens and Encumbrances” shall mean any of the following:

(i)                                     any Liens or other encumbrances described in Schedule 1(i);

(ii)                                  liens for Taxes not yet due and payable or being contested in good faith;

(iii)                               inchoate mechanics, materialmen’s or similar liens arising in the Ordinary Course of Business or being contested in good faith (and for which adequate accruals or reserves have been established by Seller, as applicable);

(iv)                              any customary zoning law or ordinance or any similar Legal Requirement;

(v)                                 any customary right reserved to any Governmental Authority or Entity to regulate the affected property, and all applicable laws, rules and orders of governmental authorities;

(vi)                              any Lien (other than Liens securing indebtedness or arising out of the obligation to pay money) which does not and shall not individually or in the aggregate with one or more other Liens interfere with the right or ability to own, use, enjoy or operate the Assets as they are currently operated, or to convey the quality of title agreed to herein to the same (with respect to the Assets) or materially detract from their value;

(vii)                           preferential rights to purchase and required third-party consents and similar agreements with respect to which waivers or consents are obtained from the appropriate parties on or prior to the Closing Date or the appropriate time period for asserting the right has expired or has been waived on or prior to the Closing Date without an exercise of the rights;

(viii)                        any Title Defects and Environmental Conditions that Purchaser shall have expressly waived in writing or of which Purchaser shall not have given Seller timely written notice pursuant to Sections 3.3, 6.1 and 6.2 of this Agreement;

(ix)                                lessor’s royalties, overriding royalties, reversionary interests and other agreements on any leasehold working interest and wells described in Exhibit A (the “Wells”), if the net cumulative effect of the burdens does not operate to reduce Seller’s interest in all oil and gas produced from the leasehold interests and wells below the net revenue interest as set forth on Exhibit A, or if they do not increase Purchaser’s percentage obligation to pay in excess of its working interest percentage;

(x)                                   all rights to consent by, required notices to, filings with or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests, which are customarily obtained after the sale or conveyance;

(xi)                                all unit agreements, communitization agreements, pooling agreements or orders, all operating agreements, all other instruments, agreements and matters described in the Exhibits, or made available to Purchaser by Seller in Seller’s files, whether of record or not;

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Reasonable Good-Faith Efforts” shall be deemed to require a Party to undertake reasonable efforts, but not extraordinary measures which include without limitation the initiation or prosecution of legal proceedings or the payment of amounts in excess of normal and usual filing fees, and processing fees, if any.

ARTICLE II
PURCHASE AND SALE

2.1           Purchase and Sale. Subject to the terms and conditions of this Agreement, at Closing as defined in subsection 8.1 below, Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, free and clear of all Liens and Encumbrances created by, through or under Seller, other than Permitted Liens and Encumbrances, to Purchaser and Purchaser agrees to purchase, acquire, accept and receive from Seller, effective as of 12:01 a.m., Mountain time, June 30, 2006 (the “Effective Date”), all of Seller’s right, title and interest in, to and under the Assets, whether real, personal or mixed, tangible or intangible, owned, leased, licensed, held or used in the operation of the Assets by Seller, and all assets thereafter acquired by Seller for which a Purchase Price Adjustment, as defined in Section 3.2, has been made.

2.2           The Assets. As used herein, the term “Assets” shall include all of Seller’s right, title and interest in, to, under or derived from the following, including, without limitation:

(a)           the undivided working and other interests and net revenue interests in and to the leasehold estates created by the oil and gas leases described in Exhibit B (the “Leases”), insofar as the Leases cover the lands (the “Lands”) described in Exhibit B hereto;

(b)           the undivided interest in and to the oil and gas wells located on the Leases and Lands, or lands pooled or unitized therewith described in Exhibit A, all injection, pressure maintenance and disposal wells on the Leases or Lands, and all flowlines and all personal property, inventory, facilities, equipment, improvements and fixtures now or as of the Effective Date located on, used or held for use or charged to the Leases, Land or Wells for the production, gathering, compression, treatment, transportation, processing, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto, and all other appurtenances thereunto belonging;

(c)           all of Seller’s right, title and interest in and to all oil, natural gas, natural gas liquids or condensate inventory produced from the Wells, the Land or attributable to the Leases, or lands pooled or unitized therewith from and after the Effective Date, including “line fill” and inventory below the pipeline connection in the storage tanks as of the Effective Date, or the proceeds thereof;

(d)           all of Seller’s right, title and interest in and to all unitization, communitization, pooling and operating agreements, and the units created thereby which relate to the Leases or Land, or interests therein, or which relate to any units or wells located on the Leases, including any and all units formed under orders, regulations, rules, and other official acts of the governmental authority having jurisdiction, together with any right, title and interest created thereby in the Leases and Land or lands pooled or unitized therewith;

(e)           all of Seller’s right, title and interest in and to all gathering facilities and assets used or useful in connection with the Leases, Land and Wells;

(f)            all of Seller’s right, title and interest, to the extent applicable and transferable, in and to hydrocarbon sales, purchase, gathering, transportation and processing contracts, operating agreements, partnership agreements, farm-out agreements and other contracts, agreements and instruments relating to the interests described in Sections 2.2(a), (b), (c) and (d) (including without limitation the “Material Agreements” as described on Exhibit C), excluding, however, any insurance contracts;

(g)           all of Seller’s surface rights incident or appurtenant to the Leases or the Land, and all of Seller’s right, title and interest in and to all easements, rights-of-way,

permits, licenses, servitudes or other similar interests affecting the Wells, Leases or Land;

(h)           all of Seller’s right, title and interest in and to claims and causes of action arising from or related to the Wells, Leases or Land which Seller may now have or have in the future with respect to Purchaser and its affiliates;

(i)            all other leasehold interests, overriding royalty interests, mineral interests and other interests, if any, owned by Seller in and to the Land, the Leases or the Wells, and in or attributable to production therefrom;

(j)            to the extent they arise or accrue on or after the Effective Date, all of Seller’s rights, claims, credits, causes of action or rights of set off against third Persons relating to the Assets, including without limitation unliquidated rights under manufacturers’ and vendors’ warranties relating to the Assets;

(k)           all prepaid expenses, including but not limited to Property Taxes, leases and rentals attributable to or arising on or after the Effective Date; and

(l)            all deposits and amounts held in suspense, if any, relating to or associated with the Assets, including all of Seller’s obligations and liabilities for the payment of interest, if any, on said amounts if properly accrued or reserved by Seller and the funds were transferred to Purchaser; and

(m)          copies of the files, records, data and information relating to the items described in Sections 2.2(a) through (l) maintained by Seller (the “Records”), but excluding the following: (i) all of Seller’s internal appraisals and internal interpretive data related to the Leases and Lands, (ii) all information and data under contractual or legal restrictions on assignment or disclosure, (iii) all information subject to a privilege, including all of Seller’s legal files, (iv) Seller’s corporate financial and general tax records that do not relate to the Assets, (v) all accounting files that do not relate to the Assets; (vi) records and files relating to Seller’s employees; (vii) Seller’s computer programs and software; and (viii) all other files and records which Seller is prohibited from assigning, conveying, or delivering to Purchaser due to third party restrictions, non-waived confidentiality provisions, or legal prohibitions;

in the case of each of the foregoing, owned, held for use, leased, licensed, or used or useful in the operation of the Assets.

2.3           Excluded Assets. Notwithstanding the provisions of Section 2.2, the Assets shall not include the following, which shall be retained by Seller (the “Excluded Assets”): (a) cash and cash equivalents; (b) bonds, letters of credit, surety instruments, and other similar items; (c) any agreement, right, asset or property owned or leased by Seller that is not used or held for use or useful in the operation of the Assets; (d) account books of original entry, general ledgers, and financial records used in connection with the Assets; provided that Seller shall provide copies of such books, records and ledgers pursuant to Section 2.2 to the Purchaser to the extent not confidential and related to the Assets; (e) all books, records, files and other materials to the extent they are or contain confidential or legally privileged information or materials; (f) all rights, claims, credits, causes of action or rights of set off against third Persons (other than the Purchaser) applicable to periods prior to the Effective Date; (g) any vehicles, tools, pulling machines, warehouse stock, equipment or material temporarily located on the Lands, (h) any leased personal property, (i) any equipment, pipelines, fixtures, facilities or interests in land owned by any contractor, purchaser or transporter of oil and/or gas from the Assets; (j) those excluded items listed at Section 2.2(m) of this Agreement; and (k) those items identified on Schedule 2.3.

ARTICLE III
PURCHASE PRICE

3.1           Purchase Price and Manner of Payment; Performance Deposit. Purchaser will pay Seller a total of six hundred thousand U.S. Dollars ($600,000) (“Purchase Price”) adjusted as provided in Section 3.2 (the “Adjusted Purchase Price”). Within two business days after full execution of this Agreement, Purchaser shall remit to Seller ten percent (10%) of said $600,000 (being sixty thousand dollars ($60,000) as a Performance Deposit (“Performance Deposit”). The Adjusted Purchase Price shall be paid at Closing to Seller, at Seller’s request, either by wire transfer of immediately available funds, certified funds, cashier’s check, or by such other method as may be agreed to by the Parties. At least five days prior to the Closing, Seller shall deliver to Purchaser for Purchaser’s review and approval, a statement setting forth the adjustments to the Purchase Price known as of such date and the Adjusted Purchase Price resulting from such adjustments.

3.2           Adjustments to the Purchase Price. The Purchase Price shall be adjusted (the “Purchase Price Adjustment”) as follows:

(a)           Upward Adjustments. The Purchase Price shall be adjusted upward by the following:

(i)            the amount of expenses, costs, Property Taxes, rents, lease payments and charges paid by Seller that are attributable to the ownership and operation of the Assets on or after the Effective Date, including but not limited to (A) the costs and expenses attributable to operation and maintenance of the Assets incurred in the Ordinary Course of Business, (B) any capital expenditures incurred in the Ordinary Course of Business or approved in writing by Purchaser, attributable to the Assets, (C) any amounts paid for the acquisition, extension or renewal of any Asset incurred in the Ordinary Course of Business, (D) any amounts paid for the acquisition of any asset included within the Assets after the Effective Date and incurred in the Ordinary Course of Business or approved in writing by Purchaser, (E) all prepaid expenditures (including taxes, lease payments and rents), to the extent not otherwise included herein, made by Seller for costs and expenses directly attributable to the Assets for the period after the Effective Date, and (F) any amounts relating to obligations arising under the Material Agreements (other than amounts arising as a result of Seller’s breach of such agreements); and

(ii)           any other amount agreed upon by Seller and Purchaser.

(b)           Downward Adjustments. The Purchase Price shall be adjusted downward by the following:

(i)            all amounts received by Seller from the Effective Date through the Closing Date (the “Adjustment Period”) that are attributable to the ownership and operation of the Assets during the Adjustment Period, including, but not limited to (A) income, revenues and proceeds received for gas gathering and related services and (B) for the sale, salvage or other disposition during the Adjustment Period of any property, equipment or rights included in the Assets;

(ii)           an amount equal to Property Taxes relating to the time period prior to the Effective Date and which have not been paid prior to the Closing;

(iii)          the amount of any reduction referred to in Section 3.3(c) in connection with any estimated costs to cure Title Defects;

(iv)          the amount of any reduction referred to in Section 6.3 in connection with Estimated Remediation Costs as defined in Section 6.2;

(v)           the amount of any reduction referred to in Section 7.1 in connection with any Casualty Event as defined therein;

(vi)          the Performance Deposit referred to in Section 3.1 above; and

(vii)         any other amount agreed upon by Seller and Purchaser.

3.3           Title Due Diligence.

(a)           Following full execution of this Agreement, Purchaser shall have until June 16, 2006 to complete, at Purchaser’s sole cost, risk and expense, all title examination of the Assets which it wishes to conduct. On or before such date, Purchaser shall deliver to Seller written notice (“Claim of Title Defects”) of any claims that title to any portion of the Assets is less than Defensible Title or that the Lease or Leases are expiring within ninety days after the Closing. Within five (5) business days after receipt of the Claim of Title Defects, Seller shall notify Purchaser in writing as to what action Seller shall take with respect to each asserted Title Defect, in accordance with the further provisions of this

Article 3.3. Purchaser hereby waives and releases Seller from any such claim not properly and timely asserted in the Claim of Title Defects. The Claim of Title Defects shall specify the specific properties affected, and shall specify any Title Defect which, in Purchaser’s opinion, causes title to the specific affected properties to be less than Defensible Title. Purchaser shall be solely responsible for any costs of title examination it undertakes, and Seller shall not be required to create or supplement any title documents, such as title opinions or abstracts of title. Purchaser will not be given access to any data and records that Seller cannot legally provide to Purchaser because of third-party restrictions on Seller.

(b)           The Claim of Title Defects shall itemize Purchaser’s best estimate of the cost to cure each such Title Defect. If Seller and Purchaser do not agree upon whether a certain matter constitutes a Title Defect, or the estimated cost to cure of any such Title Defect, the Parties shall engage promptly (and in any event within ten days) a Denver- or Wyoming-based oil and gas attorney who is not the counsel of either Party, and who is mutually acceptable to both Parties (the “Independent Attorney”). Such Independent Attorney shall render an opinion as to whether or not the matter constitutes a Title Defect, and/or the cost to cure such Title Defect, as the case may be. The determination of the Independent Attorney shall be binding on Purchaser and Seller, and the fees and expenses of such Independent Attorney shall be borne one-half each by Purchaser and Seller. If the Parties are unable to agree on an Independent Attorney, then each Party shall select one attorney of their choosing, both of which attorneys shall then select the Independent Attorney.

(c)           Seller shall review the Claim of Title Defects, and shall have the option of (1) curing the Title Defect, or (2) reducing the Purchase Price by an amount equal to the product of $2,500 multiplied by proportionate percentage of reduction in the net revenue interest shown on Exhibit A caused by the Title Defect, for each well affected by a Title Defect. By way of example, if Exhibit A states that Seller owns an 87.5% net revenue interest in a particular well, but, due to a Title Defect, Seller owns only a 43.75% net revenue interest in that well, then the Purchase Price shall be reduced by $1,250.

(d)           The Term “Title Defect” shall mean any encumbrance encroachment, irregularity, defect in or objection to Seller’s title to the Assets which, alone or in combination with other defects, renders Seller’s title to the affected Asset less than Defensible Title. Permitted Liens and Encumbrances shall not constitute Title Defects.

(e)           The Term “Defensible Title” shall mean: (1) Defensible Title is that which entitles Seller on a leasehold basis to receive not less than the net revenue interest set forth on Exhibit A for all oil and gas produced, saved and marketed from the Lands as of the Effective Date; (2) Defensible Title is that which obligates Seller on a leasehold basis to bear the costs and expenses relating to the maintenance, development and operation of the producing wells as set out on Exhibit A; (3) Defensible Title is that which is free and clear of encumbrances, liens and defects that would constitute Title Defects; and (4) Defensible Title is subject to Permitted Liens and Encumbrances.

(f)            Seller shall be responsible for curing, or reducing the Purchase Price by the Closing. If the reasonable estimated reduction to the Purchase Price exceeds a total of $375,000 or more, then Seller shall have the right, at its option, to terminate this Agreement by written notice without further liability to the other party except for the return by Seller of the Performance Deposit.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

On the date hereof and the Closing Date (and on such other date as may be set forth below), Seller represents and warrants to Purchaser that:

4.1           Organization and Standing. As of the Effective Date, the date hereof and the Closing Date, Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all powers required to carry on its business as now conducted. As of the Effective Date, the date hereof and the Closing Date, Seller is duly qualified to do business as a foreign entity and is in good standing in the state of Wyoming.

4.2           Authority. Seller has the power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein. Seller has all the requisite legal authority to own the Assets and to carry on its business as now conducted in regard to the Assets. The execution, delivery and performance of this Agreement and the consummation by Seller of the transactions contemplated herein have been duly and validly authorized by all necessary action on the part of Seller.

4.3           Validity of Agreement. This Agreement is a legal, valid and binding obligation of Seller enforceable against Seller in accordance with the terms of this Agreement, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general. The enforceability of Seller’s obligations under this Agreement is further subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with or constitute a violation of, or default under, or give rise to a right of cancellation, termination or acceleration with respect to (i) any Legal Requirement; (ii) any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Seller is a party or by which Seller is bound; or (iii) the articles of formation of Seller.

4.4           Litigation and Claims. Except as disclosed on Schedule 4.4. there are no governmental or other legal actions, claims, suits or other proceedings, pending or, to the Knowledge of Seller threatened, to which Seller is or would be a party and which (i) relate to any of the Assets, and (ii) which, if adversely determined, could prevent or interfere with consummation of the transactions contemplated by this Agreement or (A) have a Material Adverse Effect, and (B) result in the modification, revocation, termination, suspension or other limitation of any Material Agreement.

4.5           Compliance with Applicable Legal Requirements. As of the Effective Date, the date hereof and the Closing Date, except with respect to Environmental Legal Requirements (which matters are addressed in Section 4.11): Seller and the Assets are in compliance with and are not under investigation with respect to and have not been threatened to be charged with or given notice of any violation of, any applicable Legal Requirement in respect of the Assets.

4.6           Material Agreements.

(a)           The Material Agreements, the Lands and the Leases (A) constitute all of the material contracts relating to the Assets and Seller’s operation thereof, (B) are valid and binding agreements and are in full force and effect, and (C) may be freely assigned to Purchaser by Seller without the consent of another Person. True and complete copies of each Material Agreement, the Leases and the Lands have been made available to Purchaser;

(b)           The Assets are not bound by:

(i)            any agreements for the sale or purchase of hydrocarbons other than to Purchaser;

(ii)           any lease of personal property and equipment (except for compression);

(iii)          any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (1) annual payments by Seller of $20,000 or more or (2) aggregate payments by Seller of $20,000 or more;

(iv)          any gas transportation, natural gas liquids transportation and fractionation, gathering and processing, distribution or other similar agreement for the sale by Seller of materials, supplies, goods, services, equipment or other assets that provides for either (1) annual payments to Seller of $20,000 or more or (2) aggregate payments to Seller of $20,000 or more;

(v)           any agreement relating to the acquisition or disposition of any business or giving rise to rights to a third party’s right to make any acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise);

(vi)          any agreement relating to indebtedness for borrowed money or the deferred purchase price of property; and

(vii)         any agency, dealer, sales representative, marketing or other similar agreement.

4.7           Material Breach.

(a)           As of the Effective Date, the date hereof and the Closing Date, neither Seller nor any other party to the Material Agreements, the Leases and the Lands has been or is in default with respect to any obligation thereunder that would have a Material Adverse Effect, nor is Seller aware of the existence of facts that, with the passage of time or upon notice from another party to any of the Material Agreements, the Leases and the Lands, would constitute such a default that would have a Material Adverse Effect.

(b)           Seller has not received any notice that (A) any Party to a Material Agreement will not honor the terms of any Material Agreement to which it is a party at any time after the Closing Date, and (B) any such Party has otherwise threatened to take any action described in the preceding clause as a result of the execution, delivery or performance of this Agreement.

4.8           Termination. As of the Effective Date, the date hereof and the Closing Date, no party to any of the Material Agreements, the Leases and the Lands has given notice to Seller of any action to terminate, cancel, rescind or procure a judicial reformation thereof.

4.9           Consents and Preferential Rights. Except as disclosed on Schedule 4.9, except to the extent same would not, in the aggregate, have a Material Adverse Effect, and except Federal and State consents to assignment normally obtained after closing, (i) to Seller’s Knowledge no consents are required from Governmental Authorities or any other Persons, including the consent of any third party required under any contract, in connection with the transfer of any of the Assets by Seller, and (ii) no preferential purchase rights exist with respect to the Assets, and no consent, approval or other action by, or filing with any Person, including the consent of any third party required under any material contract, or Governmental Authority is required, in connection with the execution, delivery and performance by Seller of this Agreement, including consents required under the Leases, Material Agreements, Permits and Environmental Permits.

4.10         Conduct of Business.

(a)           The Assets have been operated in material compliance with applicable Legal Requirements, including all Environmental Requirements, and in accordance with good industry practices.

(b)           Except as incurred in the Ordinary Course of Business and to the extent same would have a Material Adverse Effect, there has not been:

(i)           any incurrence, assumption or guarantee by Seller of any indebtedness for borrowed money with respect to the Assets;

(ii)          any creation or other incurrence of any Lien (other than Permitted Liens) on any Asset;

(iii)         any damage, destruction or other casualty loss (whether or not covered by insurance) affecting any Asset;

(iv)        any transaction or commitment made, or any contract or agreement entered into, by Seller relating to any Asset (including the acquisition or disposition of any assets), or any relinquishment by Seller of any contract or other right, in either case, material to the Assets, other than transactions and commitments contemplated by this Agreement; or

(v)         any capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment in excess of $20,000 in the aggregate or that have not been approved in writing by Purchaser.

4.11         Compliance with Environmental Legal Requirements. Except as disclosed on Schedule 4.11, with respect to the Assets, on the Effective Date and the Closing Date:

(i)           Seller and the Assets have been and are in material compliance with all applicable Legal Requirements pertaining to health, safety, or the environment or to pollutants, contaminants, wastes or chemicals (“Environmental Legal Requirements”) and all permits, licenses, franchises, certificates, approvals or other similar authorizations of Governmental Authorities relating to or required by Environmental Legal Requirements (“Environmental Permits”);

(ii)          with respect to the Assets, no conditions exist that could reasonably be expected to require cleanup, removal, remedial action or other response by Seller pursuant to any Environmental Legal Requirements;

(iii)         neither Seller nor any part of the Assets is subject to any pending or threatened judgment, decree or order, notice, demand, request for information, review, investigative claim or citation related to or arising out of Environmental Legal Requirements;

(iv)        with respect to the Assets, Seller has not received any written or oral notice stating that it has been named or listed as a potentially responsible party by any Governmental Authority in a matter arising under or relating to any Environmental Legal Requirement;

(v)         none of the Assets nor any property to which Seller has directly or indirectly transported, or arranged for the transportation of, Hazardous Substances (as defined in Article VI), is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive, Environmental, Response, Conservation and Liability Act of 1980, as amended (“CERCLA”) or CERCLIS (as defined by CERCLA) or on any similar federal, state, tribal or local list of sites requiring investigation or cleanup; and

(vi)        no polychlorinated biphenyls, radioactive material, lead, asbestos-containing material, sumps, surface impoundments, lagoons, landfills, septic, wastewater treatment or other disposal system or underground storage tanks are or have been, located on, under, at or in the Assets in violation of any Environmental Legal Requirement which has resulted in or could reasonably be expected to result in liability under any Environmental Legal Requirement. Purchaser has been provided access to all environmental investigations, studies and/or audits performed on the Assets owned by Seller within the last two years which are in Seller’s possession and non-confidential.

4.12         Licenses and Permits. Exhibit D correctly describes each Permit (including without limitation, Environmental Permits, but excluding all well drilling permits and production permits) together with the name of the issuing Governmental Authority and indicates with an asterisk any Permits (including without limitation Environmental Permits) which by their terms are not transferable to any third party. Except as set forth in the Exhibit E, to Seller’s Knowledge, (i) the Permits are valid and in full force and effect, (ii) Seller is not in default, and no condition exists that with notice or lapse of time or both would constitute a default, under the Permits, and (iii) except for the Permits marked with an asterisk on Exhibit E, none of the Permits will, assuming the related Required Consents have been obtained prior to the Closing Date, be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

4.13         Undisclosed Liabilities. There are no undisclosed liabilities that would have a Material Adverse Impact on the Leases, Land, Wells, rights-of-way or Related Facilities and that would prevent same from being functional to the extent necessary for their operation and compliance with the Material Agreements.

4.14         Purchaser as Successor Operator. Seller does not represent or warrant that Purchaser shall become successor operator of the Assets that Seller operates, since the Assets may be subject to agreements that control the appointment of a successor operator. Seller will use its best efforts to assist Purchaser in becoming a successor operator. Seller agrees that as to the Assets it operates, where it will assist to facilitate the appointment of a successor operator, Seller will resign as operator at Closing. Purchaser will act expeditiously to take all reasonable measures, including, but not limited to, taking action prior to Closing if the parties hereto mutually agree that is appropriate, to have Purchaser appointed successor operator of the Assets that Seller operates, or, if the necessary votes under the applicable agreement(s) cannot be obtained to appoint Purchaser as successor operator, to have another working interest owner of such Assets appointed successor operator, according to the terms of any applicable agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

On the date hereof and on the Closing Date (and such other date as may be set forth below), Purchaser represents and warrants to Seller that:

5.1           Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has all corporate powers required to carry on its business as now conducted.

5.2           Authority. Purchaser has the power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein. The execution, delivery and performance of this Agreement and the consummation by Purchaser of the transactions contemplated herein have been duly and validly authorized by all necessary action on the part of Purchaser.

5.3           Validity of Agreement. This Agreement is a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general. The enforceability of Purchaser’s obligations under this Agreement is further subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with or constitute a violation of, or default under, or give rise to a right of cancellation, termination or acceleration with respect to (i) any order, judgment, decree or applicable law, or (ii) any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Purchaser is a party or by which Purchaser is bound, or (iii) the certificate of incorporation or bylaws of Purchaser.

5.4           No Consents Required. No consents, approvals or other action by or filing with any Person or Governmental Authority is required in connection with the execution, delivery and performance by Purchaser of this Agreement.

ARTICLE VI
ENVIRONMENTAL MATTERS

6.1           Environmental Due Diligence Report. Purchaser will have a Phase I environmental due diligence report and/or regulatory compliance review of the Assets (collectively, the “Phase I Environmental Audit”) conducted by its consultant (“Purchaser’s Consultant”) and will supply the report to Seller on or before June 16, 2006. Such Phase I Environmental Audit shall consist only of (a) a review and assessment of the adequacy of Seller’s existing permits for the Assets; (b) a review of historic data to determine prior land uses; (c) a compilation of pertinent information related to the Assets, including interpretation of analytical data in the files, except any such information which Seller is prohibited from disclosing due to third-party restrictions; (d) a physical examination of the surface of the Lands to identify any surface contamination. The Phase I Environmental Audit shall not include soil boring, collection of samples or analysis of any material on the Assets without Seller’s prior express written consent. Purchaser shall notify Seller in writing if Purchaser’s Consultant recommends a Phase II Environmental Audit, which shall not be conducted without Seller’s prior written consent. If Seller does not consent to the Phase II Environmental Audit within three (3) business days after such notification, Purchaser may terminate this Agreement without any liability to Seller, and Seller shall return the Performance Deposit. If Seller does consent to the Phase II Environmental Audit, Purchaser shall conduct such Audit as quickly as practicable. Seller shall have the right to have its designated representative present during the Phase I Environmental Audit, and, if allowed by Seller, the Phase II Environmental Audit, to split samples with any samples taken by Purchaser’s Consultant, and to perform its own testing and evaluations. Purchaser shall be responsible for all death, personal injury or property damage caused by Purchaser’s Consultant arising in connection with the Environmental Audit(s), and shall indemnify, defend and hold harmless Seller from all Claims related thereto.

6.2           Notification of Environmental Conditions to be Corrected. Purchaser will notify Seller of all Environmental Conditions (as defined below) identified during the course of performing the Environmental Audit(s) (which shall include all matters discovered in the course of conducting the Environmental Audit(s) which would or might render Seller’s representations hereunder not true and correct as of the Closing Date), together with (i) all documents and analyses relating to such Environmental Conditions, including the Environmental Audit and (ii) Purchaser’s Consultant’s estimate of the costs required to correct, remove or remediate such Environmental Conditions in the most reasonable cost-effective manner (including risk-based remediation measures) (“Estimated Remediation Costs”).

6.3           Procedures for Correction of Environmental Conditions. As to the Environmental Conditions, the following procedures shall apply; based on their respective review of the Environmental Audit(s) and such other data and information as shall be available to the Parties concerning the condition of the Assets, Purchaser and Seller shall use their Reasonable Good-Faith Efforts to agree on the identification of

Environmental Conditions, whether remediation of same is required and the manner thereof, and on the Estimated Remediation Costs for which Seller shall be responsible. If Seller and Purchaser do not agree upon whether a certain matter constitutes an Environmental Condition, or do not agree upon the Estimated Remediation Cost of a particular Environmental Condition, then the disagreement shall be settled in the same manner as settlement of Title Defect disagreements under Section 3.3(b) of this Agreement (with the exception that an Independent Environmental Consultant shall be utilized rather than an Independent Attorney). Seller shall have the option of (a) remediating any Environmental Conditions, or (b) reducing the Purchase Price by the Estimated Remediation Costs. If Seller elects to remediate the Environmental Conditions, Seller shall be solely responsible for the costs of remediation, and shall undertake such activity promptly and diligently pursue same, and such shall be subject to Purchaser’s Consultant’s inspection and approval. If Seller elects to remediate, but fails to do so promptly, Purchaser has the right, but not the obligation, to effect such remediation and bill Seller therefor. Seller agrees to pay Purchaser’s bill within ten business days after its receipt thereof.

6.4           Limitations on Environmental Conditions. No individual matter shall constitute an Environmental Condition unless its reasonable Estimated Remediation Cost exceeds $5,000. If the reasonable Estimated Remediation Cost of all Environmental Conditions exceeds $100,000, then Seller may, at its option, by written notice either terminate this Agreement without further liability except Seller’s return of the Performance Deposit to Purchaser or elect to cure such Environmental Condition within ten business days.

6.5           Definition of Environmental Condition. For purposes of this Article VI “Environmental Condition” shall mean (i) any condition constituting, or which reasonably could be expected to result in, a liability, obligation or commitment under, or a violation of, any Environmental Legal Requirement or Environmental Permit, (ii) the presence of Hazardous Substances in soil or other subsurface media, ambient air, groundwater or surface water or building at, on, in or under the Assets or Assets, or which has migrated from the Assets or Assets, in each case, in a manner or quantity (A) which is, or is reasonably likely to be, required to be remediated by or under (y) an Environmental Legal Requirement or (z) any Governmental Authority, or (B) that has resulted, or could reasonably be expected to result, in any claim, demand or cause of action under Environmental Legal Requirements for damage to natural resources or the environment. As used in this Agreement “Hazardous Substance” means any substance, material or waste which is or will foreseeably be regulated by any Governmental Authority, including any material, substance or waste which is defined as “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

6.6           Confidentiality of Environmental Information. Purchaser and Seller agree to maintain in strict confidence all of the environmental information described in this Article VI, including without limitation the Environmental Audit(s), except in connection with the consummation of the transactions contemplated hereby, and except as otherwise required by any Legal Requirement, in which latter event the Parties agree to promptly notify the other Party of such requirement, and give the other Party the opportunity to review and comment in advance on the content and timing of any such disclosure the other Party proposes to make. Purchaser will insure that Purchaser’s Consultant is also bound by this confidentiality provision. From and after Closing, Purchaser shall have no further obligations under this subsection 6.6. If Closing does not occur, Seller shall have no further obligations under this subsection 6.6 from and after the date of termination of this Agreement.

ARTICLE VII
COVENANTS

7.1           Casualty Loss. If, prior to the Closing, all or any portion of the Assets to be conveyed to Purchaser at the Closing are destroyed by fire or other casualty, are taken in condemnation or under the right of eminent domain or proceedings for such purposes are pending (in each case, a “Casualty Event”), Purchaser may elect:

(i)            to reduce the Purchase Price by such aggregate amount of damages as mutually agreed upon, in which case Purchaser will not be entitled to sums paid to Seller by third parties by reason of the Casualty Events nor be entitled to be assigned, transferred or subrogated to the right, title and interest of Seller in and to any unpaid awards or other payments from third parties arising out of the Casualty Events;

(ii)           to purchase such Assets notwithstanding any such destruction, taking or pending taking and the Purchase Price shall not be adjusted; provided that if in Purchaser’s reasonable estimation the amount of aggregate damage caused by one or more Casualty Events exceeds $10,000 (the “Casualty Threshold”), Purchaser may elect to purchase the Assets notwithstanding any such Casualty Event (without reduction of the Purchase Price therefor), in which case Seller shall, at Closing, pay to Purchaser all sums paid to Seller by third parties (including insurance providers of Seller and its Affiliates) by reason of the Casualty Events to the extent such sums are not committed, used or applied by Seller prior to the Closing Date to repair, restore or replace such damaged Asset and shall assign and transfer to Purchaser or subrogate Purchaser to all of the right, title and interest of Seller in and to any unpaid awards or other payments from third parties (including insurance providers of Seller and its Affiliates) arising out of the Casualty Events; or

(iii)          to terminate this Agreement.

If the amount of aggregate damage caused by one or more Casualty Events is less than the Casualty Threshold, Seller shall, at the Closing, pay to Purchaser all sums paid to Seller by third parties by reason of the destruction or taking of such Assets to be assigned to Purchaser, and shall assign, transfer and set over unto Purchaser all of the right, title and interest of Seller in and to any unpaid awards or other payments from third parties arising out of the destruction, taking or pending or threatened taking as to such Assets to be conveyed to Purchaser. Seller shall not voluntarily compromise, settle or adjust any material amounts payable by reason of any material destruction, taking or pending or threatened taking as to the Assets to be conveyed to Purchaser without first obtaining the written consent of Purchaser. Seller shall promptly notify Purchaser of any Casualty Event of which Seller has Knowledge.

7.2           Covenants and Agreements Prior to Closing.

(a)           Between the date hereof and the Closing Date, Seller shall:

(i)            maintain and operate the Assets in the Ordinary Course of Business;

(ii)           continue maintenance of and compliance with the Material Agreements in the Ordinary Course of Business; and

(iii)          maintain insurance coverage on the Assets in the amounts and of the types currently in force.

(b)           Without the written consent of Purchaser (which shall not unreasonably be withheld, and which shall be deemed given if not refused within five (5) business days of request for consent), between the date hereof and the Closing Date, Seller shall not:

(i)            waive, compromise or settle any right or claim which is in excess of Twenty-Five Thousand Dollars ($25,000);

(ii)           incur obligations with respect to or undertake any transactions relating to the Assets other than transactions in the Ordinary Course of Business;

(iii)          enter into any new agreements or commitments with respect to the Assets or amend any such agreements outside of the Ordinary Course of Business;

(iv)          terminate or amend or modify any of the Material Agreements except in the Ordinary Course of Business;

(v)           encumber, sell or otherwise dispose of any of the Assets (excluding inventory, natural gas, natural gas liquids or oil), other than property which is replaced by equivalent property (in type and value) or which is used, sold, consumed or abandoned in the Ordinary Course of Business; or

(vi)          with respect to the Assets, make commitments or agreements for capital expenditures or capital additions or betterments exceeding in aggregate $20,000, except as may be involved in ordinary repair, maintenance or replacements of the Assets or in connection with the possible installation of vacuum pumps on the Wells.

(c)           Except as otherwise provided, notwithstanding any other provision to the contrary, and except as may otherwise be agreed between the Parties, Seller shall use all Reasonable Good-Faith Efforts to obtain all consents, authorizations and approvals of, and to make all necessary filings, notification or registrations with, all Governmental Authorities (including with respect to Permits and Environmental Permits) which are necessary for the transfer of the Assets to Purchaser, and supply copies thereof to the Purchaser. Except as otherwise provided, as to notices required to be provided before the Closing, Seller shall give all notices to third parties and take such other actions as may be required to be given or taken by it under any Permit, Environmental Permit, lease, agreement or other instrument or any Legal Requirement in connection with the transactions contemplated hereby (with copies thereof to the Purchaser), and shall use its commercially reasonable efforts to obtain all other consents and approvals necessary to enable Seller to transfer the Assets. Purchaser shall use all commercially reasonable efforts to cooperate with Seller with respect to Seller’s obligations described in the two preceding sentences. As to notices which may be provided after the Closing, Purchaser shall give all notices to third parties and take such other actions as may be required to be given or taken by it under any Permit, Environmental Permit, lease, agreement or other instrument or any Legal Requirement in connection with the transactions contemplated hereby, and Seller shall cooperate therewith.

7.3           Compliance with Conditions Precedent. Each Party shall use its commercially reasonable efforts to cause the conditions precedent set forth in Sections 8.3 and 8.4, applicable to such Party, to be fulfilled and satisfied as soon as practicable but in any event prior to Closing.

7.4           Preparation of Closing Documents. Seller shall commence the preparation of all forms of assignments, deeds, and other conveyances and transfers pursuant to this Agreement, and the preparation of all applicable schedules and exhibits to such forms of assignments, deeds and other conveyances, and shall begin delivering such draft forms to Purchaser reasonably promptly so that Purchaser can review such documents so that the Parties can agree to any proposed changes consistent with the terms and provisions of this Agreement prior to the Closing Date.

7.5           Public Announcements. Purchaser and Seller shall agree upon the text of a press release which shall be disseminated as soon as reasonably possible after the signing of the Purchase and Sale Agreement and Closing. Any additional public announcements or issuances of press releases by either Party regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby shall require the consent of the other Party which shall not be unreasonably withheld; provided, however, that the initial press release concerning this Agreement and the transactions contemplated hereby shall be agreed to by the Parties; and provided further that the foregoing shall not restrict disclosures by either Party in compliance with applicable securities or other laws or in compliance with existing loan or other agreements binding such Party, in such Party’s discretion.

7.6           Confidentiality. Unless and until Closing occurs, any non-public information that either Party may obtain from the other or which it develops or causes to be developed in connection with this Agreement and the transactions contemplated hereby shall be confidential, and following Closing, each Party shall keep confidential any non-public information that such Party may receive from the other in connection with this Agreement and the transactions contemplated hereby (any such information, “Confidential Information,” which term shall not be deemed to include information that can be shown to have been (i) in the public domain through no fault of Seller or its Affiliates; (ii) later lawfully acquired by Seller or Purchaser, as the case may be, from sources other than those related to its prior ownership of the Assets); or, (iii) was already in the possession of Seller or Purchaser, as the case may be, before the Effective Date.

Each Party shall not disclose Confidential Information to any other person or entity (other than to its Affiliates and to its and their directors, officers and employees, and representatives of its advisors and lenders, in each case, whose knowledge thereof is necessary or convenient in order to facilitate the consummation of the transactions contemplated hereby, in which case such Party shall be responsible for any breach by such person or entity) or use such information to the detriment of the other; provided that:

(i)            such Party may use and disclose any such information once it has been publicly disclosed (other than by such Party in breach of its obligations hereunder) or which, to its Knowledge, rightfully has come into the possession of such Party (other than from the other Party), and

(ii)           to the extent that such Party may, in the reasonable judgment of its counsel, be compelled by an applicable Legal Requirement to disclose any of such information, such Party may disclose such information if it has used commercially reasonable efforts, and has afforded the other the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment for the information compelled to be disclosed.

In the event of termination of this Agreement, (A) the obligation set forth in this Section shall continue for a period of one year after such termination, and (B) each Party shall cause to be delivered to the other, and shall retain no copies of, any documents, work papers or other materials obtained by such Party or on its behalf from the other, whether so obtained before or after execution of this Agreement, and shall destroy all other copies thereof, including any that bear notes or analysis, and shall certify compliance with the return/destruction obligation to the other on request.

7.7           Updated Exhibits and Schedules. Each Party shall, at least five (5) business days prior to Closing, supplement the exhibits and schedules to this Agreement with additional information that, if existing or known to it on the date of this Agreement, would have been required to have been included in one or more exhibits or schedules to this Agreement (including items identified in the course of Purchaser’s due diligence investigation including Environmental Audit). For purposes of determining the satisfaction of any of the conditions to the obligations of Purchaser and Seller in Sections 8.3 and 8.4 and the liability of Purchaser and Seller following Closing for breaches of their respective representations, warranties and covenants under this Agreement, the exhibits and schedules to this Agreement shall be deemed to include only (a) the information contained therein on the date of this Agreement and (b) information added to such exhibits and schedules by written supplements to this Agreement delivered prior to Closing by the Party making such amendment that reflect actions required by this Agreement to be taken prior to Closing (including Exhibit B and schedule supplementation described in the first sentence of this Section 7.7; provided, however, that if any such change has a Material Adverse Effect on a party, then the other party may reject such change by a written notice to the other party delivered within two business days after the receipt of such change.

7.8           Notices of Certain Events. Each Party shall promptly notify the other of:

(a)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)           any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)           any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge threatened against, relating to or involving or otherwise affecting Seller or the Assets that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.4 or 4.11, or that relate to the consummation of the transactions contemplated by this Agreement; and

(d)           any matter that would represent a material breach of the representations and warranties under this Agreement.

7.9           Access to Information. From the date hereof until the Closing Date, Seller will (i) give Purchaser, its counsel, financial advisors, auditors and other authorized representatives adequate and reasonable access, during normal business hours to the offices, properties, books and records of Seller relating to the Assets (including for the purposes of conducting the Environmental Audit), (ii) furnish to Purchaser, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Assets as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Seller to cooperate with Purchaser in its investigation of the Assets. Except as otherwise provided herein, no investigation by Purchaser or other information received by Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller hereunder.

ARTICLE VIII
CLOSING

8.1           Closing Date. Unless the Parties agree otherwise in writing and subject to the conditions in this Agreement, the consummation of the transactions contemplated hereby (the “Closing”) shall occur on the “Closing Date” which shall be (a) on or before June 30, 2006, as designated by the Purchaser, or (b) such other date as the Parties may agree upon in writing.

8.2           Place of Closing. The Closing shall occur at Seller’s offices in Houston, Texas or at such other place as Purchaser and Seller may agree in writing.

8.3           Conditions to Purchaser’s Obligations. The obligations of Purchaser to be performed by the Closing are, at the option of the Purchaser, subject to satisfaction of each of the conditions set forth below:

(a)           The representations and warranties made by Seller in this Agreement that are not qualified by materiality or Material Adverse Effect shall be true, complete and accurate in all material respects, and those that are qualified by materiality or Material Adverse Effect shall be true, complete and accurate in all respects, in each case, on and as of the Closing Date. Seller shall also have performed or complied in all material respects with all of its obligations under this Agreement, which are to be performed or complied with by it prior to or on the Closing Date.

(b)           There shall not be in existence on the Closing Date (i) any Legal Requirement, or order, decree or ruling by any court or Governmental Authority, (ii) any threat thereof by any Governmental Authority which is evidenced by a writing by the threatening Governmental Authority, (iii) except as disclosed in Schedule 4.4, any threat thereof by any other Person which is evidenced by a writing by the threatening Person, or (iv) any instituted or pending action or proceeding which, in any case, would (w) enjoin, restrain, make illegal or prohibit consummation of the transactions contemplated hereby, (x) prohibit, render illegal or have a Material Adverse Effect upon Purchaser’s proposed ownership or use of the Assets taken as a whole, (y) compel Purchaser or any of its Affiliates to dispose of all or any material portion of the Assets or the assets of Purchaser or any of its Affiliates or (z) seek to require divestiture by Purchaser or any of its Affiliates of any Assets.

(c)           Purchaser shall have received all Required Consents except those related to Federal and State Leases and rights-of-way in each case in form and substance reasonably satisfactory to Purchaser, and no such consent, authorization or approval shall have been revoked.

(d)           Since the date hereof, no Material Adverse Effect shall have occurred.

8.4           Conditions to Seller’s Obligations. The obligations of Seller to be performed on the Closing are, at the option of Seller, subject to satisfaction of each of the conditions set forth below:

(a)           The representations and warranties made by Purchaser in this Agreement that are not qualified by materiality qualifier shall be true, complete and accurate in all material respects and those that are qualified by materiality qualifier shall be true, complete and accurate, in each case, on and as of the Closing Date. Purchaser shall also have performed or complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

(b)           There shall not be in existence on the Closing Date (i) any Legal Requirement or order, decree or ruling by any court or Governmental Authority, (ii) any threat thereof by any Governmental Authority or other Person which is evidenced in writing by the threatening Authority or other threatening Person, or (iii) any instituted or pending action or proceeding which, in any case, would enjoin, restrain, make illegal or prohibit consummation of the transactions contemplated hereby.

(c)           Seller shall have received the following documents from Purchaser:

(i)            Evidence, satisfactory to Seller, that Purchaser has substituted bonds satisfactory to the State of Wyoming it has procured for those of Seller as to the Assets;

(ii)           A Letter of Credit in the form attached hereto as Exhibit E in favor of Seller issued by Colorado State Bank & Trust Company, the Bank of Oklahoma or other banking institution, to secure the performance of Purchaser’s obligations under Sections 8.4(c)(ii) and 10.2(d) of this Agreement. Such Letter of Credit shall, subject to the terms thereof and this Article 8.4, be in the amount of $3 million for one year after Closing,

$2 million for the second year and $1 million for the final year, shall terminate three years after Closing, and is subject to reduction only as set forth below. The Letter of Credit shall be reduced annually by an amount which is equal to $10,000 times the number of wells: (1) returned to production in commercial quantities, (2) deepened in the existing wellbores to develop an additional interval, or (3) plugged and abandoned. Notwithstanding the foregoing, the Letter of Credit shall not be reduced below $1,000,000 (one million dollars) at any time during its term. During the term of the Letter of Credit, and not later than ten (10) business days before each six (6) month anniversary of the Effective Date of this Agreement, Purchaser shall provide Seller sufficiently detailed information for Seller to verify the well work which was performed by Purchaser during the previous six (6) months, in order for Seller to determine the amount by which the Letter of Credit shall be reduced on July 1, 2007 and July 1, 2008. The Letter of Credit shall remain in force and effect, until its termination and according to its terms and conditions, between Seller and Purchaser regardless of whether Purchaser has sold, assigned, or conveyed any of the Assets to any third party or parties.

8.5           Closing Obligations. At Closing, the following shall occur:

(a)           Purchaser and Seller shall:

(i)            Execute and deliver a settlement statement, prepared by Seller in accordance with this Agreement and generally accepted accounting principles (the “Preliminary Settlement Statement”). The Preliminary Settlement Statement shall be delivered to Purchaser by Seller at least five (5) days before Closing, and shall be agreed to mutually by Purchaser and Seller at least two (2) days prior to Closing, and shall set forth the Adjusted Purchase Price and each adjustment and the calculation of such adjustments used to determine such amount.

(ii)           Execute and deliver such further agreements, certificates and other documents as may be reasonably required to be delivered to carry out the provisions of this Agreement and to close the transaction provided for herein.

(b)           Seller shall:

(i)            Execute, acknowledge and deliver a by, through and under warranty assignment, bill of sale and assumption agreement substantially in the form of Schedule 8.5(b)(i) (the “General Assignment”) covering all of the Assets to be assigned hereunder.

(ii)           Deliver to Purchaser exclusive possession of the Assets, with Purchaser assuming operation of the Wells described on Exhibit A effective as of 12:01 a.m. Mountain time on the day immediately following Closing.

(iii)          Deliver to Purchaser, if applicable, the rights in respect of casualty losses set forth in Section 7.1.

(c)           Purchaser shall:

(i)            Deliver to Seller the Adjusted Purchase Price.

(ii)           Deliver to Seller the documents described in Section 8.4.

ARTICLE IX
POST-CLOSING AGREEMENTS

9.1           Post-Closing Access. After Closing, Purchaser and Seller shall cooperate and afford each other access to their respective books and records relating to the Assets as may be needed by a Party (a) to determine any matter relating to its rights and obligations hereunder, (b) to defend or respond to an audit, claim, lawsuit or other legal or administrative proceeding or (c) in the event a Party requires such information as part of a regulatory or legal disclosure, including but not limited to those required by the Securities and Exchange Commission.

9.2           Transition Matters. The Parties recognize that Purchaser will need the assistance of Seller and its personnel to effect an orderly transition of land, administration and accounting functions. If Purchaser so requests, Seller agrees to assist Purchaser in performing, on a timely basis, land, administration and accounting functions, including but not limited to payment of production proceeds, lease rentals and shut-in royalties, and payments due under any Surface Use Agreements or other landowner agreements, and transitioning these functions to Purchaser, until no later than three months after closing. Purchaser shall pay Seller six thousand dollars ($6,000) for each month, and any part of any month, during which Seller performs the land administration and accounting functions on Purchaser’s behalf. Purchaser shall reimburse Seller for all actual amounts paid by Seller on Purchaser’s behalf to third parties (excluding any amounts received by Seller from a third party, such as a gas purchaser, for further distribution). Purchaser agrees to defend, indemnify, and hold Seller harmless from and against any and all claims, demands, and causes of action brought by any third party or parties which allege Seller’s non-performance or mis- performance of the land administration and accounting functions during this period, except as are occasioned by Seller’s gross negligence or willful misconduct. Purchaser shall pay Seller within ten business days after receipt of Seller’s invoice and documentation acceptable to Purchaser of any actual amounts paid by Seller on Purchaser’s behalf, or, at Seller’s option, through the post-closing adjustment procedure.

Seller shall retain the originals of all files, records, data, and information (the “Records”) referred to in Section 2.2(m) of this Agreement, and Purchaser shall receive copies only thereof. Seller has in its possession only originals of some of the Records. The cost of copying those original Records which Purchaser wishes to have copied shall be borne by Seller. The cost of shipping copies of the Records from Seller’s offices to Purchaser’s offices shall be borne by Purchaser. Seller shall notify Purchaser when Seller is no longer under any legal obligation or corporate records retention requirement to retain the original Records, so that they may be transferred to Purchaser if Purchaser so desires.

9.3           Post-Closing Adjustment Procedure. As soon as practicable after the Closing Date, but no later than 90 days after the Closing Date, Purchaser shall prepare and deliver to Seller, in accordance with this Agreement and generally accepted accounting principles, a statement (the “Final Settlement Statement”) setting forth each adjustment in accordance with Section 3.2 and showing the calculation of such adjustments. Within 15 days after receipt of the Final Settlement Statement, Seller shall deliver to Purchaser a written report containing any changes that Seller proposes be made to the Final Settlement Statement. The Parties shall use their Reasonable Good-Faith Efforts to agree with respect to the amounts due pursuant to such post-closing adjustment no later than 15 days after Purchaser has received Seller’s proposed changes. The Purchase Price as reflected in the Final Settlement Statement shall be called the “Final Purchase Price.” The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be called the “Final Settlement Date.”

If (i) the Final Purchase Price is more than the Adjusted Purchase Price, Purchaser shall pay in immediately available federal funds the amount of such difference to Seller or to Seller’s account (as designated by Seller), or (ii) the Final Purchase Price is less than the Adjusted Purchase Price, Seller shall pay in immediately available federal funds the amount of such difference to Purchaser or to Purchaser’s account (as designated by Purchaser). Payment by Purchaser or Seller, as applicable, shall be made within five days after the Final Settlement Date.

If Seller and Purchaser are unable to agree upon the Final Settlement Statement within 60 days after Purchaser’s receipt of same, the Parties agree to engage promptly (and in any event within ten days) the Denver office of an accounting firm which is not the auditor of either Party and is mutually acceptable to both Parties (the “Independent Accountant”). Such Independent Accountant shall perform such procedures as are agreed upon by Seller and Purchaser in order to determine the Final Purchase Price. The determination of the Independent Accountant that conducts the agreed upon procedures shall be binding on Purchaser and Seller, and the fees and expenses of such Independent Accountant shall be borne one-half each by Purchaser and Seller. Within five days after the determination of the independent accounting firm, Purchaser or Seller, as the case may be, shall promptly make a cash payment, in immediately available funds, to the other equal to the amount, if any, found due by the Independent Accountant.

Purchaser and Seller will, and will cause their representatives to, cooperate and assist in the preparation of the Final Settlement Statement and the conduct of the reviews and audits referred to in this Section 9.3, including (without limitation) making available books, records and personnel as required.

9.4           Recording. Purchaser shall be solely responsible for promptly recording the assignments and any other instruments related to the conveyance of the Assets, and Seller shall cooperate in providing to Purchaser any information reasonably required by Purchaser to make such recording. Purchaser shall be responsible for all filings with state and federal agencies for change of owner or operator. All recording and filing fees shall be paid by Purchaser and, where paid by Seller (with the written consent of Purchaser), reimbursed by Purchaser promptly after receipt of an invoice. Purchaser shall provide copies of all such recorded assignments and other instruments, and state and federal agency filings, to Seller as soon as reasonably practical after their recording or filing.

9.5           Contracts Requiring Consents. If Seller and Purchaser should be unable to obtain any consent required for the transfer of any of the Material Agreements, Leases and Lands, other leases of Real Property and Rights-of-Way (each such agreement, grant or lease, a “Non-Assigned Agreement”), such Non-Assigned Agreements shall be held by Seller for the benefit of Purchaser after Closing for its term such that (a) Seller shall provide Purchaser with the economic benefits thereof until or unless such consent is received (b) Purchaser and Seller shall cooperate in enforcing, at Purchaser’s sole cost and expense, any and all rights of Seller against a third party with respect to such Non-Assigned Agreement. Purchaser shall fully indemnify, defend and hold harmless Seller from all Claims with respect to the Non-Assigned Agreements and related property to the extent such Claims did not arise from Seller’s negligence or misconduct. Purchaser shall be entitled to retain for its own account any amounts collected pursuant to the foregoing, including any amounts payable as interest in respect thereof.

If Seller fails to obtain such consent by December 31, 2006, and such failure results in a Material Adverse Effect, Seller and Purchaser shall in good faith negotiate a mutually agreeable adjustment to the Adjusted Purchase Price, which Seller shall remit to Purchaser within ten (10) business days after such agreement is reached. If Seller and Purchaser are unable to reach agreement, then the issue shall resolved in the same manner as resolution of Title Defects and Environmental Conditions under Articles 3.3(b) and Article 6.3 of this Agreement.

9.6           Further Assurances. Each Party shall, from time to time at the reasonable request of the other, and without further consideration, execute and deliver such other instruments of sale, transfer, conveyance, assignment, clarification and termination and take such other action as the Party making the request may require to carry out the transaction provided for in this Agreement in accordance with the terms hereof, including those required, to sell, transfer, convey and assign to, and vest in Purchaser, and to place Purchaser in possession of the Assets. Seller intends to convey the Assets at Closing; however, in the event it is determined after Closing that: (i) any part of the Assets were not in fact conveyed to Purchaser, and that the title to any part of the Assets is incorrectly in the name of Seller, or (ii) any asset not an Asset is conveyed to Purchaser and that the title to such asset is incorrectly in the name of Purchaser; then each Party shall take all such action necessary to correctly convey such Assets to Purchaser, or such assets to Seller.

9.7           Post-Closing Confidentiality. In addition to the confidentiality obligations imposed by Section 7.6, after the Closing, each Party and its Affiliates will hold, and will use reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, all Confidential Information, to the extent required hereunder. The obligation to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

ARTICLE X
INDEMNITIES, ASSUMED LIABILITIES AND EXCLUDED LIABILITIES

10.1         Disclaimers. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT, THE ASSETS ARE TO BE SOLD BY SELLER AND PURCHASED BY PURCHASER AS IS, WHERE IS, AND IN THEIR CURRENT CONDITION. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE AND, EXCEPT AS PROVIDED IN SECTION 10.4, THE REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN SHALL TERMINATE IN ALL RESPECTS UPON CLOSING. SELLER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE RELATING TO THE ASSETS, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTIES AS TO CONDITION, QUANTITY OR QUALITY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN.

10.2         Assumed Obligations. Except as provided in Section 10.4 and subject to Section 10.3, at Closing, Purchaser shall assume, pay, discharge and perform the following (the “Assumed Obligations”):

(a)           other obligations and liabilities of Seller but only to the extent that there shall have been an adjustment or accounting adjustment entry with respect thereto pursuant to Section 3.2;

(b)           all obligations and liabilities relating to, arising out of or attributable to ownership or operation of the Assets after the Effective Date

(including all liability for plugging and abandoning any of the Wells) other than any Income Taxes of Seller (without prejudice to Purchaser’s right to enforce representations, warranties, covenants and indemnities expressly provided under this Agreement);

(c)           commencing one (1) year after the Effective Date, all obligations and liabilities relating to, arising out of or attributable to ownership or operation of the Assets regardless of whether such obligations and liabilities arose before or after the Effective Date, (including, but not limited to those matters described in Section 10.3 (c)), other than any Income Taxes of Seller and those matters described in Sections 10.3(a), 10.3(b), 10.3(d), and 10.3(e) of this Agreement (without prejudice to Purchaser’s right to enforce representations, warranties, covenants and indemnities expressly provided under this Agreement);

(d)           all responsibility, obligation, and liability to plug and abandon the Wells described on Exhibit A and to restore the surface of the Lands, both in accordance with all applicable leases, surface use agreements, statutory and common laws, and the regulations of any governmental entities, and Purchaser agrees to defend, indemnify, and hold Seller harmless from and against any and all liability related thereto; and

(e)           other than with respect to title and environmental matters and the Excluded Obligations, any and all liabilities, obligations or commitments arising after the Effective Date in connection with or relating in any way to the use, ownership or operation of the Assets, and for proper and prompt payment of any suspended revenues, together with any interest due thereon if properly accrued or reserved by Seller and the funds were transferred to Purchaser.

10.3         Excluded Obligations. Notwithstanding any provision in this Agreement or any other writing to the contrary, Purchaser is assuming only the Assumed Obligations and is not assuming any other liability or obligation of Seller (or any predecessor of Seller or any prior owner of all or part of its businesses and assets) of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Obligations”), and, notwithstanding anything to the contrary in this Section 10.3 (and without limiting the generality of the foregoing), none of the following shall be Assumed Obligations for the purposes of this Agreement and all of the following shall be deemed Excluded Obligations:

(a)           any liability or obligation of Seller, or any member of any consolidated, affiliated, combined or unitary group of which Seller is or has been a member, for Taxes other than Property Taxes and Sales. Taxes that are expressly assumed by Purchaser pursuant to Section 11.3(b) and (c);

(b)           any liability or obligation relating to employee benefits or compensation arrangements existing on or prior to the Closing Date, including, without limitation, any liability or obligation under any of Seller’s employee benefit agreements, plans or other employee-related arrangements;

(c)           except to the extent assumed by Purchaser in Section 10.2 of this Agreement, any and all liabilities (whether accrued, contingent, absolute, determined, determinable or otherwise), obligations or commitments relating to the time period prior to the Effective Date which arise under or relate in any way to any Environmental Legal Requirement and arise out of or in any way relate to (i) any of the Environmental Conditions set forth on Schedule 4.11, (ii) the current or former ownership, lease or operation by Seller, any operator of the Assets or any of their respective predecessors or Affiliates of any business, real property or facility, other than the Assets or the Assets purchased by Purchaser hereunder, or (iii) the storage, disposal, treatment, transportation or recycling, or arrangement for any of the foregoing, of any material or substance prior to the Closing Date at any location other than the Assets.

(d)           all fines, penalties or other similar monetary sanctions (“Fines”) assessed by a Governmental Authority, or any criminal, punitive or exemplary damages (“Criminal Damages” and together with Fines, “Fines and Damages”) that are payable to a Person other than a Party or an Affiliate of a Party, that arise out of or relate to the operation of the Assets or Assets prior to the Effective Date; and

(e)           any liability or obligation relating to an Excluded Asset.

10.4         Survival and Indemnification.

(a)           The representations and warranties of the Parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until December 31, 2006. Notwithstanding the preceding sentence, any representation, warranty, covenant or agreement which is specified as surviving Closing and in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if specific notice of the inaccuracy thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time.

(b)           From and after Closing, Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates, and their respective directors, officers, employees, agents, representatives, contractors and subcontractors from and against any and all losses, damages, claims, suits, causes of action, penalties, costs, expenses (including without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding and liabilities other than special or punitive damages), including, without limitation, damage to property, injury to or death of persons or other claims (collectively, the “Claims”), regardless of whether the Claims arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of, arising out of or resulting from:

(i)            the breach of any of the representations and warranties made by Purchaser in this Agreement or in any document, instrument or certificate delivered in connection herewith, during the applicable survival period;

(ii)           any failure by Purchaser to perform in all material respects any of its covenants, agreements or obligations in this Agreement or in any document, instrument or certificate delivered in connection herewith;

(iii)          the Assumed Obligations, except those set forth in Section 10.2(d) which arise under or relate to actions occurring or conditions existing prior to the Closing Date;

(iv)          Sales Taxes and Property Taxes and other Taxes for which Purchaser is liable under Article XI hereof; and

(v)           any brokerage commissions or finders’ fees incurred by Purchaser in connection with this Agreement or the transactions contemplated hereby.

(c)           Without limiting Seller’s obligations under this Agreement, from and after Closing, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates and Purchaser’s and their respective directors, officers, employees, agents, representatives, contractors and sub-contractors from and against any Claims, regardless of whether such Claims arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of, arising out of or resulting from:

(i)            the breach of any of the representations or warranties made by Seller in this Agreement or in any document, instrument or certificate delivered in connection herewith, during the applicable survival period;

(ii)           any failure by Seller to perform in all material respects any of its covenants, agreements or obligations in this Agreement or in any document, instrument or certificate delivered in connection herewith; and

(iii)          any brokerage commissions or finders’ fees incurred by Seller in connection with this Agreement or the transactions contemplated hereby.

10.5         Procedures. The Party seeking indemnification under Section 10.4 (the “Indemnified Party”) agrees to give prompt notice to the Party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section 10.4. The Indemnifying Party may with the consent of the Indemnified Party participate in and control the defense of any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 10.4 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

ARTICLE XI
TAXES

11.1         Tax Definitions. The following terms, as used herein, have the following meanings:

“Income Tax” means all Taxes based upon or measured by or with respect to gross or net income.

“Property Tax” means any ad valorem, real property, personal property, production, excise, net proceeds, severance, windfall profit and all other Taxes and similar obligations assessed against the Assets or based upon or measured by the ownership of the Assets or the gathering or processing of hydrocarbons or the receipt or proceeds therefrom, other than Income Taxes.

“Sales Tax” means all excise, sales, use, value added, registration, stamp, recording, documentary, conveyance, transfer, gains and similar Taxes.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), or (ii) liability for the payment of any amounts of the type described in (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

“Tax Year” means the twelve month period beginning with the Assessment Date, January 1.

11.2         Representations. Seller hereby represents and warrants to Purchaser that:

(a)           Except for Sales Taxes imposed in connection with the transfer of the Assets, Seller has timely paid all Taxes which will have been required to be paid on or prior to the date hereof, the non-payment of which would result in a Lien on any Asset, would otherwise adversely affect any of the Assets or would result in Purchaser becoming liable or responsible therefor.

(b)           Except as to Taxes for which a Purchase Price Adjustment has been made or as otherwise provided in this Agreement, and except as would not cause a Material Adverse Effect, Seller has established, in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all Taxes which arise from or with respect to the Assets or the operation of any of the Assets and are incurred in or attributable to any Tax period (or portion thereof) ending on or before the Effective Date, the non-payment of which would result in a Lien on any Asset, would otherwise adversely affect any of the Assets or would result in Purchaser becoming liable therefor.

11.3         Tax Cooperation.

(a)           Notwithstanding any other provision of this Agreement to the contrary, Purchaser and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to any of the Assets and the Assets (including, without limitation, access to books and records) as is reasonably necessary for the filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Purchaser and Seller shall retain all books and records with respect to Taxes pertaining to the Assets for a period of at least six years following the Closing Date.

(b)           Based on the best current information available as of the Closing Date, all Property Taxes for the current Tax Year that are or will become due and payable in respect of the Assets shall be prorated between Seller and Purchaser as of the Effective Date. Seller’s pro-rata share of the Property Taxes shall be calculated as the product of the ratio of months or partial months in the period beginning with the Assessment Date through the Effective Date times the amount of Property Taxes in respect of the Assets. The proration shall be deemed a final settlement of Property Taxes between the Parties. The Purchase Price shall be reduced by the unpaid portion of Seller’s pro-rata share of Property Taxes. After Closing, Purchaser expressly assumes all obligations and liabilities for all Property Taxes payable by the Seller with respect to the Assets.

(c)           All Property Taxes and Sales Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as required by applicable Legal Requirements or as provided herein. The paying Party shall be entitled to reimbursement from the non-paying Party in accordance with Section 11.3(b) or 11.3(e), as the case may be. Upon payment of any such Property Tax or Sales Tax, the paying Party shall present a statement to the non-paying Party setting forth the amount of reimbursement to which the paying Party is entitled under Section 11.3(b) or 11.3(e), as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed.

The non-paying Party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement.

(d)           Tax Proceedings. In the event Purchaser or any of Purchaser’s Affiliates receives notice of any examination, claim, adjustment or other proceeding relating to the liability for Taxes of or with respect to the Assets for any period prior to the Effective Date other than obligations and liabilities for Property Taxes and Sales Taxes assumed by Purchaser pursuant to Sections 11.3(b) and 11.3(e), Purchaser shall notify Seller in writing within seven (7) days of receiving notice thereof. The failure by Purchaser to so notify Seller shall not relieve Seller of any liability that it may have to Purchaser under this Agreement, except to the extent that such failure actually and materially prejudices Seller. As to any such Taxes for which Seller is or may be liable, Seller shall at Seller’s expense control or settle the contest of such examination, claim, adjustment or other proceeding; provided that, so long as Seller’s interests are not adversely affected thereby, Purchaser shall, at its expense, control the defense of any examination, claim, adjustment or proceeding which would affect (i) any Tax return of Purchaser or (ii) the manner in which Purchaser or any of its Affiliates conducts any Tax audit, suit action or proceeding with respect to such Tax return; provided, further, that Purchaser shall not settle any examination, claim, adjustment or proceeding the defense of which it has controlled without the Seller’s prior written consent. The Parties shall cooperate with each other and with their respective Affiliates in the negotiations and settlement of any proceeding described in this Section 11.3.

(e)           Sales Taxes. All Sales Taxes incurred in connection with the transactions contemplated by this Agreement shall be borne by Purchaser.

(f)            Allocation of Purchase Price. The Adjusted Purchase Price shall be allocated among the Assets, including contracts and other intangibles assets, by the Purchaser and Seller within 60 days following the Closing Date, subject to the following:

(i)            Such allocation of the Adjusted Purchase Price will be reflected in a Form 8594 that will be filed by Purchaser and Seller in accordance with Section 1060 of the Code; and

(ii)           The Purchaser and Seller agree to use their best efforts to treat and report in filings under the Code (and, if necessary, to cause each of their respective Affiliates to so treat and report) the transactions contemplated by this Agreement in a manner consistent with one another.

ARTICLE XII
MISCELLANEOUS PROVISIONS

12.1         Commissions. Each of the Parties represents and warrants that there are no claims for brokerage commissions or finders’ fees payable by it in connection with the transactions contemplated by this Agreement. Seller and Purchaser each will pay or discharge its own brokerage commissions or finders’ fees, if any, and will indemnify the other Party from any liability with respect thereto.

12.2         Further Assurances. From time to time, and without further consideration each Party will execute and deliver to the other Party such documents and take such actions as the other Party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

12.3         Assignment. The terms, provisions and conditions of this Agreement shall extend to, be binding upon and inure to the benefit of the Parties, their respective successors, permitted assigns and legal representatives. No Party shall assign this Agreement or any of its rights hereunder, or delegate any of its obligations hereunder, without the prior written consent of the other, such consent may not be unreasonably withheld except that Purchaser may assign or delegate its rights and obligations under this Agreement or any part hereof to one or more Affiliates of Purchaser, but no such assignment shall in any way operate to enlarge, alter or change any obligation of or due to Seller or relieve Purchaser of its obligations.

12.4         Entire Agreement; Amendments. This Agreement and the exhibits and schedules attached hereto and incorporated by reference herein contain the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein. Notwithstanding any representations that may have been made by either Party in connection with the transactions contemplated by this Agreement, each Party acknowledges that it has not relied on any representation by the other Party with respect to such transactions or the Assets except those contained in this Agreement or in the exhibits or schedules hereto. This Agreement may be amended only by a written instrument duly executed by the Parties. No waiver by any Party of any one or more defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or different character.

12.5         Severability. Each portion of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

12.6         Actions. Without limiting its right to avail itself of rights of termination available to it under this Agreement, Seller and Purchaser, singularly and plurally, warrant and agree that each shall use its Reasonable Good-Faith Efforts to take or cause to be taken all such action as may be necessary to consummate and make effective the transactions as set forth in this Agreement and to assure that it will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transaction.

12.7         Termination. This Agreement and the transactions contemplated hereby may be terminated in the following instances:

(a)           By either Party upon written notice to the other, if (x) the other (the “Breaching Party”) is in material breach or default of its respective covenants, agreements or other obligations herein or (y) any of its representations are not true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate; provided, however, that (i) the Breaching Party is given prompt written notice which provides a reasonably detailed explanation of the facts and circumstances surrounding such breach or default and (ii) the Breaching Party is given 30 days after receipt of such notice within which to cure such breach or default to the reasonable satisfaction of the non-Breaching Party. If this Agreement is terminated under this Section 12.7(a) by Seller due to Purchaser’s breach, then Seller shall retain the Performance Deposit. If this Agreement is terminated under this Section 12.7(a) by Purchaser due to Seller’s breach, then Seller shall refund the Performance Deposit to Purchaser within two business days after termination.

(b)           By either Party if Closing shall not have occurred by the Closing Date as extended pursuant to the terms hereof, upon written notice to the non-terminating Party at any time following such date. If this Agreement is terminated under this Section 12.7(b) by Seller due to Purchaser’s failure or refusal to close, then Seller shall retain the Performance Deposit. If this Agreement is terminated under this Section 12.7(b) by Purchaser due to Seller’s failure or refusal to close, then Seller shall refund the Performance Deposit to Purchaser within two business days after termination.

(c)           At any time by the mutual written agreement of Purchaser and Seller, in which event Seller shall refund the Performance Deposit to Purchaser within two business days after termination, or

(d)           By Seller, pursuant to Sections 3.3(f) and 6.4, or by Purchaser pursuant to Section 7.1. If either Seller or Purchaser exercises its right of termination under this Section 12.7(d), Seller shall refund the Performance Deposit to Purchaser within two business days after termination.

12.8         Liabilities Upon Termination or Breach.

(a)           If this Agreement is terminated as permitted by Section 12.7, such termination shall be without liability of either Party (or any stockholder, director, officer, manager, member, employee, agent, consultant or representative of such Party) to the other Party, except as provided therein for refund or retention of the Performance Deposit; provided that if such termination shall result from the (i) willful failure of either Party to fulfill a condition to the performance of the obligations of the other Party, (ii) failure to perform a covenant of this Agreement or (iii) breach by either Party hereto of any representation or warranty or agreement contained herein, and in any such case there is not an unqualified right of termination available to such Party, such Party shall be fully liable for any and all Claims incurred or suffered by the other Party as a result of such failure or breach. The provisions of Sections 7.6, 12.8, 12.10 and 12.13 shall survive any termination hereof pursuant to Section 12.7.

(b)           Except as provided above in this Section 12.8, prior to Closing, nothing contained herein shall be construed to limit Seller’s or Purchaser’s legal or equitable remedies in the event of breach of this Agreement, provided that neither party shall have any greater rights or remedies before Closing than such party would have had subsequent to Closing. After Closing, the Parties’ respective rights and remedies with respect to any material breach or default of the covenants, agreements or obligations hereunder shall be solely limited to those set forth in Article X of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in no event shall either Purchaser or Seller be liable to the other for any incidental or consequential damages.

12.9         Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.10       Governing Law. This Agreement shall be governed by, enforced in accordance with, and interpreted under, the laws of the State of Wyoming. Each of the Parties consents to venue and jurisdiction in the United States Court for the District of Wyoming.

12.11       Preparation of Agreement. This Agreement was prepared jointly by the Parties and not by either to the exclusion of the other.

12.12       Notices and Addresses. Any notice, request, instruction, waiver or other communication to be given hereunder by any Party shall be in writing and delivered personally, by registered or certified mail with postage prepaid and return receipt requested, by recognized overnight courier service with charges prepaid or by facsimile transmission directed to the intended recipient as follows:

Seller:	Pennaco Energy, Inc.
5555 San Felipe Street
Houston, Texas 77056
Attention: Land Manager
Powder River Basin
Telephone: (713) 296-2335
Facsimile: (713) 296-3396
e-mail: DSchulte@Marathonoil.com

Purchaser:	PRB Energy, Inc.
1875 Lawrence Street, Suite 450
Denver, Colorado 80202
Attention: William F. Hayworth, President
Telephone: (303)308-1330
Facsimile: (303)308-1590
e-mail: bhayworth@prbtrans.com

or at such other address as either Party may designate by written notice provided in the foregoing manner.

12.13       WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.14       Bulk Sales Legal Requirements. Purchaser and Seller each hereby waive compliance by Seller with the provisions of the “bulk sales,” “bulk transfer” or similar Legal Requirements of any state. Seller agrees to indemnify and hold Purchaser harmless against any and all Claims incurred by Purchaser or any of its Affiliates as a result of any failure by Seller to comply with any such “bulk sales,” “bulk transfer” or similar Legal Requirements.

12.15       Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

12.16       Use of Pennaco’s Name. No later than thirty (30) days after Closing, Purchaser shall remove, or cause to be removed, the names and marks used by Pennaco and all variations and derivatives and logos from the Assets, if Pennaco has not already done so. Purchaser shall not make any use of Pennaco’s name, marks and logos after Closing in operation of the Assets. Pennaco shall have the right to enter the premises and remove all signs and logos containing Pennaco’s name at Purchaser’s expense should Purchaser fail to do so in a timely manner.

12.17       Execution Deadline. This Agreement shall be open for Seller’s and Purchaser’s acceptance and execution until 5:00 p.m. Mountain Time on May 18, 2006,

and if not accepted and fully executed by such time, shall be null and void. Acceptance within the time provided shall constitute a contract of purchase and sale binding upon the Parties and their respective successors and assigns.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

“SELLER”		“PURCHASER”
PENNACO ENERGY, INC.		PRB ENERGY, INC.

By:	/s/ Robert J. Colosimo	By:	/s/ William F. Hayworth
Robert J. Colosimo			William F. Hayworth, President
Attorney-in-Fact